                           SUPERIOR SUPPLEMENTS, INC.

               Incorporated Under the Law of the State of Delaware

                                  COMMON STOCK

This certifies that ___________________________ is the owner of ________________
fully paid and non-assessable shares of $.0001 par value Common Stock of Superior Supplements, Inc. transferable only on the books of the Corporation by the holder hereof in person of by a duly authorized attorney upon surrender of this certificate properly endorsed. This certificate is not valid until countersigned by the Transfer Agent. This certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Certificate of Incorporation and Bylaws of the Corporation, and all amendments thereto, copies of which are on file with the Transfer Agent, to all of which the holder of this certificate, by acceptance hereof, assents.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by the facsimile signatures of its duly authorized officer and to be sealed with the facsimile seal of the Corporation.


Dated:


President:


Secretary: